EXHIBIT 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

          We derived the following unaudited pro forma consolidated financial data by the application of pro forma adjustments to our historical financial statements and the historical financial statements of NTGH. The following pro forma income statements for the year ended October 31, 2002 and the nine months ended September 30, 2003 reflect the following events as if each had occurred immediately prior to these periods, and the unaudited pro forma balance sheet as of September 30, 2003 reflects the following events as if each had occurred on September 30, 2003:

•	the acquisition of NTGH;

•	the acquisition of the remaining one-third interest in DAP Technologies;

•	the issuance of 3,915,427 shares of common stock in this offering at an assumed public offering price of $51.08 per share;

•	the issuance of notes in the notes offering for proceeds of $150 million;

•	the incurrence of approximately $476.7 million of borrowings under our new senior secured credit facility;

•	the redemption of our outstanding senior notes, for an aggregate redemption price, including a make-whole payment and accrued and unpaid interest, of $147.9 million; and

•	the repayment of all amounts outstanding under our existing credit facility, which aggregated $162.3 million at September 30, 2003.

          The pro forma consolidated statement of operations for the year ended October 31, 2002 utilize the audited consolidated statement of operations of Roper for the year ended October 31, 2002 and the audited consolidated statements of operations of NTGH for the year ended December 31, 2002.

          The unaudited pro forma consolidated financial data has been prepared giving effect to the NTGH acquisition and our acquisition of the remaining one-third interest in DAP Technologies, which will be accounted for in accordance with SFAS No. 141, “Business Combinations.” The total purchase price will be allocated to the net assets of NTGH based upon estimates of fair value. The pro forma adjustments are based on a preliminary assessment of the value of NTGH’s tangible and intangible assets by management. Management will utilize a formal valuation analysis by an outside appraisal firm in determining the final purchase price allocation. Accordingly, the final purchase price allocation may include an adjustment to the amounts recorded for the value of property and equipment, identifiable intangible assets and goodwill, as well as changes in cash consideration based on changes in cash, indebtedness and working capital on the closing date. A final valuation is in process and will be completed after the completion of the acquisition.

          The adjustments to the unaudited pro forma consolidated statement of operations are based upon available information and certain assumptions that we believe are reasonable and exclude the following non-recurring charges that will be incurred therewith: (1) amortization of estimated inventory fair value step-up of approximately $4 million from the acquisition expected to impact 2004 cost of sales; and (2) the write-off of approximately $14.9 million of debt extinguishment costs, net of tax, related to the redemption of our outstanding senior notes and related deferred financing costs. The pro forma consolidated financial information should be read in conjunction with the historical financial statements of Roper and NTGH and the related notes thereto. The pro forma financial information is presented for informational purposes only and does not purport to represent what our actual results of operations or financial position would have been had the NTGH acquisition and related Transactions described above been consummated at the date indicated, nor is it necessarily indicative of our future results of operations or financial condition.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2003

			Adjustments
	Historical	Historical	for the
	Roper	NTGH	Transactions		Pro Forma

	(unaudited)

	(dollars in thousands)
Cash and cash equivalents	$14,510	$24,159	$(24,159)		$14,510
Accounts receivable, net	120,344	25,677	—		146,021
Inventories	95,233	14,631	4,000	(1)	113,864
Other current assets	5,238	9,373	(1,000	)(2)	13,611

Total current assets	235,325	73,840	(21,159)		288,006
Property, plant and equipment, net	51,908	26,085	—		77,993
Goodwill	482,465	77,231	169,390	(1)	729,086
Other intangible assets, net	36,852	180,644	61,356	(1)	278,852
Other noncurrent assets	29,127	10,442	13,400	(3)	43,570
			(9,399	)(4)

Total assets	$835,677	$368,242	$213,588		$1,417,507

Accounts payable	$33,791	$10,360	$—		$44,151
Accrued liabilities	54,732	16,604	13,750	(1)	85,086
Income taxes payable	3,093	—	(8,015	)(5)	(4,922)
Current portion of long-term debt	1,017	10,000	12,500	(6)	23,517

Total current liabilities	92,633	36,964	18,235		147,832
Long-term debt	287,470	277,304	39,596	(6)	604,370
Other noncurrent liabilities	13,846	10,405	21,475	(1)	45,726

Total liabilities	393,949	324,673	79,306		797,928
Minority interest	—	4,512	(4,512	)(7)	—
Redeemable preferred stock	—	29,017	(29,017	)(7)	—
Total stockholders’ equity	441,728	10,040	(14,885	)(5)	619,579
			192,736	(8)
			(10,040	)(7)

Total liabilities and equity	$835,677	$368,242	$213,588		$1,417,507

See accompanying notes to the unaudited Pro Forma Consolidated Balance Sheet.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(In thousands)

(1)	Under purchase accounting, the estimated acquisition consideration will be allocated to NTGH’s assets and liabilities based on their relative fair values. The consideration remaining will be allocated to identifiable intangibles with a finite life and amortized over that life, as well as to goodwill and identifiable intangibles with an infinite life, which will be evaluated on an annual basis to determine impairment and adjusted accordingly. The pro forma adjustments were based on management’s preliminary assessment of value of NTGH’s tangible and intangible assets. The final purchase price allocation is in process and may include an adjustment of the total consideration payable at closing, as well as in the amount recorded for any changes in value of property and equipment, identifiable intangible assets, and goodwill determined by an outside appraisal after completion of the Transactions.

Total acquisition consideration allocation:
Net cash paid for NTGH acquisition	$475,000
Cash and stock consideration paid for the DAP Technologies acquisition	9,236
Estimated acquisition expenses	11,600

Total acquisition consideration	495,836
Less: Net book value of assets acquired	(296,315)

Excess purchase price to be allocated	$199,521

Preliminary allocations:
Inventory step-up	$4,000
Deferred tax liability	(21,475)
Restructuring and other incremental liabilities	(13,750)
Incremental identifiable intangible assets	61,356
Incremental goodwill	169,390

$199,521

Amortization of intangible assets, if applicable, will occur over their estimated useful lives, which we estimate will range from two to twenty-five years. The major categories of NTGH intangible assets are estimated as follows, subject to adjustment in connection with the final purchase price allocation:

Assets subject to amortization:
Customer relationships	$147,000
Technology	32,000
Software	8,000
Contracts	19,000
Assets not subject to amortization:
Trade names	36,000

$242,000

(2)	Reflects the elimination of a capitalized management fee incurred by NTGH that was being amortized over a five-year period which will not be assumed in connection with the NTGH acquisition.

(3)	Estimated debt issuance costs of $13,400 relating to our senior subordinated convertible notes being offered concurrently with this offering, our new senior secured credit facility and related expenses will be amortized over the weighted average life of the associated financings.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET — (Continued)

(4)	Reflects the elimination of capitalized financing fees that will no longer be amortized due to the repayment of NTGH’s outstanding indebtedness in connection with the NTGH acquisition.

(5)	Represents the estimated costs associated with extinguishing our current outstanding senior notes and the write-off of deferred financing costs associated with those notes and our revolving credit facility. The non-recurring expense associated with early extinguishment of our current senior notes is tax deductible and a tax benefit of $8,015 has been recognized at the federal statutory rate.

(6)	Reflects the increase in our outstanding indebtedness following the Transactions and the repayment of NTGH’s outstanding indebtedness in connection with the Transactions.

(7)	Reflects the elimination of NTGH’s historical share capital, retained earnings, minority interest and other equity accounts pursuant to the application of purchase accounting.

(8)	Reflects the issuance of shares in this offering and the application of the net proceeds from this offering, net of underwriting discounts and expenses, as well as the issuance of 34,000 shares of our common stock in the DAP Technologies acquisition.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended October 31, 2002

			Adjustments
	Historical	Historical	for the
	Roper(1)	NTGH(1)	Transactions		Pro Forma

	(unaudited)

	(in thousands)
Net sales	$617,462	$189,544	$—		$807,006
Cost of good sold	283,707	109,211	—		392,918

Gross profit	333,755	80,333	—		414,088
Selling, general and administrative expenses	218,210	45,793	1,900	(3)	265,903

Operating profit	115,545	34,540	(1,900)		148,185
Interest expense	18,506	12,880	(4,886	)(4)	26,500
Euro debt currency loss	4,093	—	—		4,093
Loss on extinguishment of debt(2)	—	1,353	—		1,353
Other income	3,381	928	—		4,309

Earnings from continuing operations before income taxes and change in accounting principle	96,327	21,235	2,986		120,548
Income taxes	29,889	7,833	1,045	(5)	38,767

Earnings from continuing operations before change in accounting principle	$66,438	$13,402	$1,941		$81,781

Earnings per share from continuing operations
Basic	$2.13				$2.33
Diluted	2.09				2.29
Average shares outstanding
Basic	31,210		3,949	(6)	35,159
Diluted	31,815		3,949	(6)	35,764

See accompanying notes to the unaudited Pro Forma Consolidated Statement of Operations.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2003

			Adjustments
	Historical	Historical	for the
	Roper(1)	NTGH(1)	Transactions		Pro Forma

	(unaudited)

	(in thousands)
Net sales	$487,562	$147,473	$—		$635,035
Cost of good sold	230,504	83,773	—		314,277

Gross profit	257,058	63,700	—		320,758
Selling, general and administrative expenses	178,262	37,472	600	(3)	216,334

Operating profit	78,796	26,228	(600)		104,424
Interest expense	12,653	14,867	(7,920	)(4)	19,600
Loss on Extinguishment of debt(2)	—	9,329	—		9,329
Other expense	(195)	(2,556)	—		(2,751)

Earnings (loss) from continuing operations before income taxes	65,948	(524)	7,320		72,744
Income taxes	19,784	451	2,562	(5)	22,797

Earnings (loss) from continuing operations	$46,164	$(975)	$4,758		$49,947

Earnings per share from continuing operations
Basic	$1.47				$1.41
Diluted	1.45				1.40
Average shares outstanding
Basic	31,482		3,949	(6)	35,431
Diluted	31,844		3,949	(6)	35,793

See accompanying notes to the unaudited Pro Forma Consolidated Statement of Operations.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(1)	Because of differing fiscal 2002 year-ends for Roper and NTGH, the pro-forma consolidated statement of operations for fiscal year ended October 31, 2002 utilizes the audited income statement of NTGH for the calendar year ended December 31, 2002. For fiscal 2003, both NTGH and Roper report on a calendar year basis and common reporting periods are used for the consolidated statement of operations for the nine months ended September 30, 2003.

(2)	During the year ended October 31, 2002, and the nine months ended September 30, 2003, NTGH recorded losses on early extinguishment of debt of $1,353 and $9,329 respectively. These losses were associated with financing arrangements typical of private equity group ownership. These losses are required to be presented in the pro formas under Article 11 of Regulation S-X. These amounts will not recur for Roper due to a different ownership structure following the NTGH acquisition. The table below reflects the pro forma earnings from continuing operations before income taxes adjusted to exclude these losses (dollars in thousands):

	Year Ended	Nine Months Ended
	October 31, 2002	September 30, 2003

Pro forma earnings from continuing operations before income taxes	$120,548	$72,744
Loss on extinguishment of debt	1,353	9,329

Adjusted earnings from continuing operations before income taxes	$121,901	$82,073

(3)	Reflects the net adjustment to the historical amortization expense of NTGH from the elimination of certain non-recurring management fees and financing expenses, partially offset by additional intangibles amortization of identifiable finite-lived intangible assets.

(4)	Reflects the net change in interest expense to give effect to (a) borrowings under our proposed new senior secured credit facility, (b) the issuance of $450 million of notes under our five year term-note facility, (c) the issuance of our senior subordinated convertible notes for initial gross proceeds of $150 million, (d) the amortization of $13.4 million of debt issuance costs over an average of four years and (e) the elimination of interest expense for both Roper and NTGH under their current financing structures. For every 1/8% change in the interest rates on the debt, the effect on interest expense of the combined entities is approximately $800.

(5)	Tax effects of the pro forma adjustments have been calculated based on the applicable statutory rate of 35%.

(6)	Reflects the issuance of 3,915,427 shares of common stock in this offering and the issuance of 34,000 shares of common stock out of treasury in connection with the DAP Technologies acquisition. Assumes the issuance of an aggregate of 3,915,427 shares of our common stock with a market value of $200 million based on a market price of $51.08 per share. The price per share reflects the average closing price of our common stock on December 2, 2003 and December 3, 2003.